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                                                         Exhibit 99.B(h)(vii)(b)

                  AMENDMENT TO SHAREHOLDER SERVICES AGREEMENT

This Amendment to the Shareholder Services Agreement dated May 1, 2001 and amended on May 2, 2002 by and between JEFFERSON PILOT FINANCIAL INSURANCE COMPANY ("JPFIC"), JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA") and AMERICAN CENTURY INVESTMENT SERVICES, INC. is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

Whereas, effective April 2, 2007 JPF Separate Account B will be renamed Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.

   2. All references to JPF Separate Account B are replaced with Lincoln Life and Annuity Flexible Premium Variable Life Account JA-B.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

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
American Century Investment Services Inc.,        Jefferson Pilot Financial Insurance Company

By: ___________________                           By: ___________________

Name: ________________                            Name: ________________

Date: _________________                           Date: _________________
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Jefferson Pilot LifeAmerica Insurance Company

By: ___________________

Name: ________________

Date: _________________